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                                                                     Exhibit 8.2



             [Letterhead of Paul, Hastings, Janofsky & Walker LLP]


                                                January 21, 2000



Photronics, Inc.
1061 East Indiantown Road
Jupiter, Florida 33477


     Re:  Agreement and Plan of Merger, dated as of September 15,
          1999, as amended as of January 10, 2000, among Photronics, Inc., AL Acquisition Corp. and Align-Rite International, Inc.


Ladies and Gentlemen:

          We have acted as counsel to Photronics, Inc., a Connecticut corporation (the "Company"), in connection with the proposed merger of AL Acquisition Corp., a California corporation ("AL") and a wholly owned subsidiary of the Company, with and into Align-Rite International, Inc. ("Align-Rite") (the "Merger") pursuant to the Agreement and Plan of Merger dated as of September 15, 1999, as amended as of January 10, 2000 among the Company, AL and Align-Rite, as amended by Amendment No. 1 dated as of January 10, 2000 (the "Merger Agreement"). At your request, in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion regarding certain federal income tax consequences of the Merger.

          Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement or in the certificates that have been delivered to us by the Company (on behalf of the Company and AL) and Align-Rite for purposes of this opinion and that contain the representations of the Company and Align-Rite (the "Officer's Certificates").

          This opinion is based upon and subject to:

          (i) the Merger being effected in the manner described in the Registration Statement and Proxy Statement (the "Proxy Statement") and in accordance with the provisions of the Merger Agreement, which is the only document containing the substantive terms of the Merger;
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Photronics, Inc.
January 21, 2000
Page 2

          (ii) the accuracy and completeness, at all times through the Effective Time of the Merger, of the representations made to us by the Company and Align-Rite in their respective Officer's Certificates (including, in the case of representations made to the best knowledge of the Company or Align-Rite management, or similarly qualified, the accuracy and completeness, at all times through the Effective Time of the Merger, of such representations as though not so qualified);

          (iii) the accuracy and completeness, at all times through the Effective Time of the Merger, of the statements concerning the Merger set forth in the Registration Statement, Proxy Statement and Merger Agreement, including the purposes of the Company and Align-Rite for consummating the Merger; and

          (iv) the accuracy and completeness, at all times through the Effective Time of the Merger, of any statements concerning the Merger that have come to our attention during our engagement.

          Based on our examination of the foregoing items and subject to the limitations set forth herein, we are of the opinion that, for United States federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any change or inaccuracy that may occur or come to our attention.

          We express no opinion as to the United States federal income tax consequences of the Merger to stockholders subject to special treatment under United States federal income tax law (including, for example, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect to apply a mark-to-market method of accounting, foreign holders, persons who hold shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction, holders who acquired their shares of the Company upon the exercise of employee stock options or otherwise as compensation, and holders who do not hold their shares of the Company as capital assets within the meaning of Section 1221 of the Code). In addition, no opinion is expressed with respect
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Photronics, Inc.
January 21, 2000
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to the tax consequences of the Merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax, and our opinion may not be relied upon, in each case except to the extent specifically stated herein.

          We hereby consent to (i) the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and (ii) the reference to our firm under the headings "U.S. Federal Income Tax Consequences" and "Legal Opinions" in the Registration Statement. In giving such consent, we"do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                         Very truly yours,

                              /s/ Paul, Hastings, Janofsky & Walker LLP